Exhibit 99.1

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	(513) 534-4153	July 31, 2009

Director Barrett Resigns from Fifth Third Bancorp Board

Served as Director for 21 years

Cincinnati – Kevin T. Kabat, chairman, president and CEO of Fifth Third Bancorp (NASDAQ: FITB), today announced that John F. Barrett has resigned from the Bancorp board of directors effective immediately. Mr. Barrett has served as a member of the board of directors for more than two decades.

Mr. Barrett, who currently serves as chairman, president and CEO of Western & Southern Financial Group, chaired the Bancorp’s Risk and Compliance Committee and also was a member of the Audit Committee.

“John has served as a member of our board for more than 20 years,” said Kabat. “During that time he helped lead the Bank through a period of tremendous growth and success. More recently John has provided guidance to the Company’s leadership team during one of the most challenging times in the banking industry. I personally wish to thank him for his service and dedication to Fifth Third Bank.”

Kabat added that the Bank would immediately begin a search for a new director to replace the departing Mr. Barrett.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $116 billion in assets, operates 16 affiliates with 1,320 full-service Banking Centers, including 99 Bank Mart® locations open seven days a week inside select grocery stores and 2,353 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2009, had $166 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

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